Exhibit 99.1

News Release

LCA-Vision Reports Fourth Quarter and Year-End 2012 Financial Results

Implements Management Action Plan Aimed at Core Business Profitability

CINCINNATI (February 19, 2013) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and 12 months ended December 31, 2012.

Fourth Quarter 2012 Financial and Operating Highlights (all comparisons are with the fourth quarter of 2011)

•	Revenues were $20.2 million compared with $24.5 million; adjusted revenues were $19.7 million compared with $23.6 million.

•	Procedure volume was 11,613 procedures compared with 14,205 procedures.

•

Operating loss was $6.0 million compared with operating loss of $1.6 million; adjusted operating loss was $6.4 million compared with adjusted operating loss of $2.5 million. Operating loss and adjusted operating loss for the fourth quarter of 2012 reflected lower procedure volume and revenues, and included $1.7 million in restructuring and impairment charges.

•	Marketing cost per eye was $411 compared with $348.

•	Net loss was $5.6 million, or $0.30 per share, compared with a net loss of $1.7 million, or $0.09 per share.

Full Year 2012 Financial and Operating Highlights (all comparisons are with the full year 2011)

•	Revenues were $101.5 million compared with $103.0 million; adjusted revenues increased slightly to $99.0 million from $98.6 million.

•	Procedure volume was 58,525 procedures compared with 59,587 procedures.

•

Operating loss was $9.3 million compared with operating loss of $6.5 million; adjusted operating loss was $11.6 million compared with adjusted operating loss of $10.5 million. Operating loss and adjusted operating loss for 2012 included $1.7 million in restructuring and impairment charges, a $2.2 million loss from the start-up operation of the cataract services expansion, and a $0.2 million gain on sale of assets, offset by a $1.0 million decline in depreciation expense. Operating loss and adjusted operating loss for 2011 included $0.1 million in impairment charges and a $0.6 million gain on sale of assets.

•	Marketing cost per eye was $394 compared with $381.

•	Net loss was $8.5 million, or $0.45 per share, compared with a net loss of $6.2 million, or $0.33 per share.

•

Cash and investments totaled $34.5 million as of December 31, 2012, compared with $44.8 million as of December 31, 2011. The cash and investment balance for 2012 was impacted primarily by $4.0 million used to retire all outstanding debt prior to maturity, $2.8 million invested in developing the cataract services business, $2.1 million of changes in working capital, and $1.4 million of cash used in other LASIK-related activity.

The company provides adjusted revenues and operating loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“In reviewing our 2012 performance, we reported year-over-year growth in procedure volume for the first half of the year followed by declines in the second half as we attracted fewer prospective patients,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze. “Among the bright spots for 2012, we took actions that resulted in improvements in appointment show rate and conversion rate, while treatment show rate remained strong throughout the year. We also increased our average price per procedure by $36, and effectively controlled costs within our core business. The increase in operating expenses from 2011 related largely to an investment in developing our cataract services business. Importantly, we have a strong balance sheet with $34.5 million of cash and investments and no debt.

“Late last year, we began taking actions to further lower the number of procedures required to reach cash-flow breakeven from our LASIK business by 10,000 to approximately 58,000 procedures annually. These measures include reducing headcount by eliminating the equivalent of 31 full-time positions from across all segments of our company, reducing our costs with select vendors, relocating the call center to the company’s headquarters facility, converting two full-service LasikPlus® vision centers to satellite operations that perform pre-operative and post-operative exams and one full-service vision center to a license arrangement, all while maintaining an infrastructure aligned with current market conditions and patient volumes.”

The company announced that it is taking actions aimed at improving patient prospecting through its direct-to-consumer marketing model. These include optimizing media buys and refreshing advertising messaging with increased focus on hyper-localization to compete better with local ophthalmologists who control about 60% of the LASIK market.

“We are further expanding our partner network of optometrists for both LASIK and cataract patient referrals, which reached 160 practices at the close of 2012. We are refining our approach to identify additional suitable candidates for partnering and to improve patient care,” said Celebrezze. “Finally, our intention is to limit our cataract surgery offering under our Visium Eye Institute® brand to the current 10 centers while we evaluate marketing programs to generate patient interest. We performed 61 cataract and implantable collamer lens procedures during the fourth quarter.”

Near-Term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2013; its plans and outlook for 2013 include:

•	The company does not plan to open any new full-service vision centers in the near-term. The company intends to test the value of satellite vision centers in certain established LasikPlus® markets.

•	The company expects capital expenditures to be between $1.2 million and $1.5 million.

•	For the first quarter of 2013, the company expects marketing and advertising expenses to be between $6.5 million and $7.0 million.

The company estimates that the number of procedures companywide necessary to reach cash-flow breakeven from its LASIK business (excluding restructuring costs) at approximately 58,000 annually. The company expects to continue to incur start-up losses and capital investment during the expansion phase for its cataract business.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 85275830.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract and intraocular lens (IOL) market; additional regulatory requirements, such as for Medicare, related to cataract and IOL procedures; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services, operates 53 LasikPlus® vision centers in the United States: 49 full-service LasikPlus® fixed-site laser vision correction centers and four pre- and post-operative LasikPlus® satellite centers.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-5629	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	At December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$31,653	$18,568
Short-term investments	2,804	25,311
Patient receivables, net of allowances of $1,019 and $1,035	2,810	2,366
Other accounts receivable, net	443	1,974
Prepaid expenses and other	3,318	4,254

Total current assets	41,028	52,473
Property and equipment	64,964	70,760
Accumulated depreciation	(58,584)	(60,123)

Property and equipment, net	6,380	10,637
Long-term investments	—	902
Patient receivables, net of allowances of $634 and $634	1,059	769
Other assets	501	1,652

Total assets	$48,968	$66,433

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$8,046	$8,103
Accrued liabilities and other	11,060	12,175
Deferred revenue	870	2,516
Debt obligations maturing within one year	—	2,978

Total current liabilities	19,976	25,772
Other long-term liabilities	3,023	4,443
Long-term debt obligations, less current portion	—	1,026
Long-term insurance reserves, less current portion	5,741	6,264
Deferred license fee	341	1,703
Deferred revenue	90	960
Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,050,504 and 18,858,147 shares outstanding, respectively)	25	25
Contributed capital	179,543	177,287
Common stock in treasury, at cost (6,241,133 shares and 6,433,490 shares, respectively)	(111,395)	(112,910)
Accumulated deficit	(49,053)	(38,720)
Accumulated other comprehensive income	677	583

Total stockholders’ investment	19,797	26,265

Total liabilities and stockholders’ investment	$48,968	$66,433

LCA-Vision Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$20,195	$24,494	$101,493	$102,983
Operating costs and expenses
Medical professional and license fees	4,576	5,392	23,715	24,628
Direct costs of services	10,870	11,117	44,348	43,048
General and administrative	3,292	3,365	13,442	13,942
Marketing and advertising	4,773	4,948	23,055	22,678
Depreciation	992	1,357	4,736	5,703
Impairment charges	580	104	617	104
Restructuring charges	1,120	(20)	1,130	36

	26,203	26,263	111,043	110,139
Gain on sale of assets	18	120	239	618

Operating loss	(5,990)	(1,649)	(9,311)	(6,538)
Net investment income (loss) and other	158	(22)	656	470

Loss before income taxes	(5,832)	(1,671)	(8,655)	(6,068)
Income tax (benefit) expense	(208)	(18)	(138)	130

Net loss	$(5,624)	$(1,653)	$(8,517)	$(6,198)

Loss per common share
Basic	$(0.30)	$(0.09)	$(0.45)	$(0.33)
Diluted	$(0.30)	$(0.09)	$(0.45)	$(0.33)
Weighted average shares outstanding
Basic	19,024	18,850	18,982	18,811
Diluted	19,024	18,850	18,982	18,811

LCA-Vision Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	For the Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(8,517)	$(6,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,736	5,703
Provision for loss on doubtful accounts	914	746
Loss (gain) on investments	68	(42)
Gain on sale of property and equipment	(239)	(618)
Impairment charges	617	104
Stock-based compensation	2,060	1,676
Insurance reserves	(604)	(191)
Changes in operating assets and liabilities:
Patient accounts receivable	(1,610)	(1,128)
Other accounts receivable	1,522	(397)
Prepaid income taxes	45	432
Prepaid expenses and other	748	352
Accounts payable	(57)	(7)
Deferred revenue, net of professional fees	(2,264)	(3,938)
Accrued liabilities and other	(2,507)	5

Net cash used in operations	(5,088)	(3,501)
Cash flows from investing activities:
Purchases of property and equipment	(1,160)	(1,509)
Proceeds from sale of assets	305	1,400
Purchases of investment securities	(39,656)	(166,968)
Proceeds from sale of investment securities	62,883	173,430

Net cash provided by investing activities	22,372	6,353
Cash flows from financing activities:
Principal payments of capital lease obligations and loan	(4,004)	(3,280)
Shares repurchased for treasury stock	(357)	(288)
Proceeds from exercise of stock options	57	24

Net cash used in financing activities	(4,304)	(3,544)
Net effect of exchange rate changes on cash and cash equivalents	105	(90)

Increase (decrease) in cash and cash equivalents	13,085	(782)
Cash and cash equivalents at beginning of year	18,568	19,350

Cash and cash equivalents at end of year	$31,653	$18,568

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income and loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues
Reported U.S. GAAP	$20,195	$24,494	$101,493	$102,983
Adjustments
Amortization of prior deferred revenue	(473)	(939)	(2,516)	(4,376)

Adjusted revenues	$19,722	$23,555	$98,977	$98,607

Operating Loss
Reported U.S. GAAP	$(5,990)	$(1,649)	$(9,311)	$(6,538)
Adjustments
Amortization of prior deferred revenue	(473)	(939)	(2,516)	(4,376)
Amortization of prior professional fees	47	94	252	438

Adjusted operating loss	$(6,416)	$(2,494)	$(11,575)	$(10,476)

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